UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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American Outdoor Brands Corporation

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Response to Glass Lewis Proxy Paper on American Outdoor Brands Corporation

On September 4, 2018, Glass Lewis issued its Proxy Paper related to the annual meeting of stockholders of American Outdoor Brands Corporation, or the Proxy Paper. In the Proxy Paper, Glass Lewis recommends withholding votes from the director nominees, Gluchowski, Monheit, Scott, and Wadecki, as members of the Nominations and Corporate Governance Committee, and director nominee Saltz. It does so based on an inadvertent omission by Mr. Saltz in reviewing his biography for inclusion in the proxy statement of a directorship in VirTra Systems, a small publicly-held company that does not now and never has competed with the Smith & Wesson Academy. As discussed in more detail below, the fact that Mr. Saltz is on the VirTra board is not a conflict of interest and is in compliance with the requirement of our Code of Conduct. For these and other reasons described in our Proxy, our Board of Directors recommends that you vote in favor of each of the nominee directors.

The Smith & Wesson Academy, or the Academy, which we continue to operate to this day, provides training to Smith & Wesson’s law enforcement customers, including police agencies that carry Smith & Wesson firearms as their duty firearm. Almost all of the training offered and provided by the Academy is armorer training and transitional training. Armorer training is provided to armorers of our law enforcement customers, so that those armorers can become and remain certified to repair and maintain our firearms in the field. Similarly, transitional training is provided to our law enforcement customers transitioning to a new Smith & Wesson firearm, to teach them how to use and maintain it. The classes provided through the Academy are a customer service. They generate less than one half of one percent of our revenue. Finally, we have not closed the Smith & Wesson Academy. In spring 2018, we did close the building near our Springfield, MA headquarters that housed our employee range, our employee store and classrooms used by the Academy for some of our training programs. Accordingly, going forward, all classes, including those that had been taught at our building in Springfield, MA, will be taught in the field.

By contrast, VirTra Systems, with 2017 revenues of $16.5 million, sells virtual reality-based firearms training simulators. According to its website, VirTra Systems does market and sell its training simulators to law enforcement and military customers. However, VirTra’s simulation systems are not specific to Smith & Wesson firearms. These systems do not provide and they do not replace the transitional training we provide in person to our law enforcement customers, and they do not provide training to armorers, certifying them to repair and maintain Smith & Wesson firearms. In fact, there is very little, if any, overlap in the services that are provided by VirTra Systems and the Smith & Wesson Academy. Accordingly, nominee Saltz serving on the Board of Directors of VirTra Systems, does not present a conflict of interest. The omission in the Proxy was inadvertent, immaterial, and of no consequence. For these reasons, Glass Lewis’s recommendation of a withhold vote for director nominees Saltz, Gluchowski, Monheit, Scott, and Wadecki, is in error.

The Proxy Paper, citing the exempt solicitation filed by Majority Action, also criticizes us for purportedly failing to disclose under our Policy on Political Contributions and Expenditures, or the Policy, contributions of $1.5 million made to the NRA and the National Shooting Sports Foundation. Majority Action and Glass Lewis are both mistaken. The Policy, which was vetted with and approved by the proponent of the shareholder proposal in 2014, requires disclosure of contributions to tax-exempt organizations used for political purposes when such contributions are not deductible under Section 162(e) of the Internal Revenue Code. The contributions cited by Majority Action and relied upon in the Proxy Paper were deductible under Section 162(e) and not used for political purposes. No disclosure was required under the Policy and all our disclosures are proper and complete.

Lastly, the Proxy Paper recommends a vote in favor of the stockholder proposal that was included as proposal no. 4 in our Proxy. That proposal would require us to issue a report on our gun safety measures and activities to mitigate harm associated with gun violence as well as the associated reputational risks to us. We are extremely disappointed in the Glass Lewis recommendation. In making that recommendation, Glass Lewis concedes that the issues are difficult and “sensitive” and that the “Company should act in the best long-term interests of its shareholders.” It also acknowledges that it is “unreasonable to assume that the Company can monitor” violent events associated with our products “with any level of accuracy.” While Glass Lewis cites the exempt solicitations filed by the proponent and Majority Action, it makes no mention of the response filed by us on August 31, 2018, or the Response, that seriously questions how anti-gun activists who have presented the stockholder proposal in any way creates stockholder value or is in the “best long-term interests” of our stockholders. In our opposition to the stockholder proposal that is included in our Proxy and in our Response, we explained why the stockholder proposal will do nothing to make our communities safer. We also explained that so-called “smart gun” technology is not commercially viable or reliable and, in fact, could potentially cause more injuries, not less. And we pointed to our Annual Report on Form 10-K where we devote over 18 pages of text to the reputational and financial risks involved in investing in a firearms manufacturer. In our Response, we pointed out that proponent is not interested in creating value but rather destroying value as proponent is part of a special interest group with an anti-firearms agenda and is misusing the proxy process to advance its own political agenda and anti-firearms narrative at the expense of our company and our stockholders. For these reasons, Glass Lewis was mistaken in supporting proponent’s proposal.

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